FOR IMMEDIATE RELEASE

Contact:
Kimberly Kraemer Vice President, Corporate Communications & Investor Relations 650-624-4949 kimberly.kraemer@tercica.com

Tercica Elects Thomas G. Wiggans to Board of Directors

SOUTH SAN FRANCISCO, Calif., April 19, 2005 -- Tercica, Inc. (Nasdaq: TRCA) announced today that it has elected Thomas G. Wiggans to the company's board of directors.

"The addition of Mr. Wiggans to Tercica's board of directors brings another dimension of commercial and operational experience to our company which will be valuable as we prepare for our first product launch and evaluate opportunities to expand our franchise of endocrine products," said John A. Scarlett, M.D., President and Chief Executive Officer of Tercica.

Mr. Wiggans brings nearly 30 years of experience from the pharmaceutical and biotechnology industries. Since 1994, he has been the Chief Executive Officer of Connetics Corporation, a biotechnology company.  During the majority of that time, he also served as President.  Prior to Connetics, Mr. Wiggans was President and Chief Operating Officer of CytoTherapeutics, Inc., a biotechnology company.  Earlier in his career, Mr. Wiggans served in various positions at Ares-Serono Group, including as President of its U.S. pharmaceutical operations and as Managing Director of its U.K. pharmaceutical operations.  Before joining Ares-Serono, he held sales and marketing positions with Eli Lilly and Company.  Mr. Wiggans also serves on the boards of Connetics Corporation, Onyx Pharmaceuticals, Inc., and Abgenix, Inc.  In addition, he is a director of the Biotechnology Industry Organization (BIO), and serves as a member of its Executive Committee and its Emerging Company Section.  Mr. Wiggans also serves as Chairman of the Biotechnology Institute, a non-profit educational organization.  Mr. Wiggans received his B.S. in Pharmacy from the University of Kansas and his M.B.A. from Southern Methodist University.

The company also announced that Wayne T. Hockmeyer, Ph.D., founder and Chairman of MedImmune, Inc. and President of MedImmune Ventures, Inc.,has resigned his seat from the Tercica board, effective immediately. Dr. Hockmeyer has served as a member of the Company's board of directors since 2003.

"On behalf of Tercica's board of directors and management team, I'd like to thank Dr. Hockmeyer for the many contributions he's made during his tenure on the board," said Scarlett. "We wish him continued success in his future endeavors."

"Being on Tercica's board as it has transitioned from a privately held company to a publicly traded company has been a positive experience, and I wish them the best in the future," said Dr. Hockmeyer.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The company's first product candidate, Increlex (TM) (mecasermin [rDNA origin] injection), or recombinant human insulin-like growth factor-1 (rhIGF-1), is being developed for the treatment of short stature and associated metabolic disorders. For further information on Tercica, please visit www.tercica.com.